Exhibit 23.3

Henry Yin, Esq. Partner, Chair of Asia, M&A and Technology Transactions 2206-19 Jardine House 1 Connaught Place Central Hong Kong	Main +852 3923 1187 Fax +852 3923 1100 Email henry.yin@loeb.com

February 12, 2026

Beta FinTech Holdings Limited

Rm3326, East Block, China Merchants Tower

168-200 Connaught Road Central, Sheung Wan,

Hong Kong

Re:	Beta FinTech Holdings Limited

Ladies and Gentlemen:

We have acted as counsel to Beta FinTech Holdings Limited (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of 3,750,000 ordinary shares, $0.001 par value per share (the “Ordinary Shares”), of the Company, plus an option to issue up to additional 562,500 Ordinary Shares to be offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriter.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP

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